GEOLOGICAL REPORT

BRAGG 1 AND 2 CLAIMS
MCLEOD RIVER, MACKENZIE B.C.

Omineca Mining Division    BCGS Map 093J094
NTS Map 093J14E
Latitude 54º 55' 54" Longitude 123º 12' 00" W
N  UTM 10 (NAD 83)
Northing 6087206 /    Easting 487185

Prepared For:

JRE EXPLORATION LTD.
100, 111-5th Ave. SW Suite 304,
Calgary Alberta T2P 3Y6,
Tel:  403) 481-9504,  Fax:
(403) 451-1571

By:

B.J. PRICE GEOLOGICAL CONSULTANTS INC.
Barry J.  Price, M.Sc., P.Geo.
Ste 1028 - 470 Granville Street, Vancouver BC., V6C 1V5
Tel 604-682-1501 Fax: 604-642-4217
bpricegeol@telus.net

OCTOBER 3, 2008

GEOLOGICAL REPORT
BRAGG 1 AND 2 CLAIMS
MCLEOD RIVER, MACKENZIE B.C.

JRE EXPLORATION LTD.

INTRODUCTION

The author has been retained by JRE Exploration Ltd. (“JRE”) to prepare a Summary Report describing the geology of the Bragg 1 and 2 claims situated near Des Creek, 8 km west of McLeod River.  The author has not visited the property but has visited claims approximately 5 kilometers to the west in the McDougall River area.  McLeod River and McDougall River are old placer gold and platinum mining camps which have achieved small production in the past.

LOCATION AND ACCESS

The claims are situated on the north-east side of Des Creek above its confluence with McLeod River approximately 8 kilometers west of McLeod River settlement on the John Hart Highway.  This is approximately 125 kilometers north-northwest of the major city of Prince George BC and 40 kilometers south of Mackenzie BC.  Location is shown in Figures 1 and 2.

Access is by a series of logging roads extending north and west from McLeod Lake. Prior to logging, access was by helicopter only.  Logistically, the area is remote.  Some supplies are available at McLeod Lake, where there is a gas station and restaurant.  Major supplies and services are available in Mackenzie (about 45 km by road to the north) or in Prince George (about 125 km to the south by road).  There is no hydro power in the area, but there is sufficient water for drilling.

PHYSIOGRAPHY CLIMATE AND VEGETATION

The area lies between approximately 800 meters and 1000 meters elevation.  Climate is typical of Interior BC with long cold winters and moderate to warm summers.  Work can be accomplished from May to late October, but snow may hamper winter work.

The property is located within the Nechako Plateau; an area of low relief, becoming hillier to the northeast and rising abruptly to mountainous terrain northeast of the Rocky Mountain Trench (McLeod Lake area) . In general topography on the property gently undulates, rising in elevation to the west, down-cut to bedrock and drained eastward by the McLeod River. The maximum relief over the property is approximately 200 m (700 feet). The highest elevation is about 900m in the central part of the claims and the lowest point of 729m (2390 feet) is in the McLeod River channel.
The claim area is forested with lodge pole pine in areas of well drained gravels and spruce, balsam, fir in wetter areas. Dense thickets of alder, devil's club and wild rose infest most of the creek valleys and swampy ground. Beaver dams and low gradient streams exist and a small lake (unnamed) covers part of the claims.

FIGURE 1.  LOCATION MAP OF BRITISH COLUMBIA

Yukon Territory
British
Columbia
ALBERTA
PRINCE GEORGE
BRAGG CLAIMS
VANCOUVER
Pacific
Ocean
Vancouver
Island
Fort Nelson
Fort St. John
Dawson Creek
Chetwynd
Mackenzie
Stewart
Terrace
Prince Rupert
Smithers
Houston
Burns Lake
Fraser Lake
Prince George
Quesnel
Williams Lake
100 Mile House
Vancouver
VICTORIA
kilometres

LOCATION MAP OF B.C.

FIGURE 2.  LOCATION MAP, PRINCE GEORGE-MACKENZIE AREA

MINERAL TITLES

The company has optioned the Bragg 1 and 2 mineral claims from registered owner Donald K. Bragg.  The claims cover 594 hectares (1467 acres) situated near McLeod River in the Omineca Mining Division in north-central British Columbia.

Tenure Number	Claim Name	Owner	Map Number	Good To Date	Mining Division	Area

564685	BRAGG 1	103083 (100%)	093J	2008/Oct/31		297.052
564687	BRAGG 2	103083 (100%)	093J	2008/Oct/31		297.08
						594.132

The claims will require filing of assessment work or cash-in lieu of assessment by October 31, 2008.

FIGURE 3.  SKETCH OF CLAIMS

FIGURE 4.  CLAIMS AND TOPOGRAPHY

FIGURE 5.  ORTHOPHOTO OF CLAIM AREA

HISTORY

Some of the following history has been gained from a comprehensive report by Linda Dandy, P.Geo. (1996) AR 24512).

The McLeod River was first prospected about 1931, when H. Porter, of Prince George and C. Nelson staked claims in the area.  In 1933 and 1934, the McDougall River area was extensively worked by Cariboo Northern Development Co. Ltd. and Northern Reef Gold Mines Ltd. These two companies held much of the mineralized ground east of the Reed Creek-McDougall River confluence.

In 1933, Cariboo Northern Development tested their placer gold property and obtained encouraging results. The company manager reported that several low gravel benches ran as high as $3.15 per yard (1933 metal prices, $20/oz).  Fourteen random surface rock samples taken from zones other than quartz veins assayed as much as $3.60 (1933) per ton in gold with all the concentrates carrying assayable platinum concentrations.

In 1934, Northern Reef Gold Mines continued the work begun by Cariboo. Additional work included the construction of a 26 kilometre tractor trail from McLeod Lake, ditch and damn construction, and underground workings. A 16 metre adit with a 8.5 metre winze at the end of it was driven in 3 metres above the river. Placer testing was carried out in 1934 at four points adjacent to the river with results averaging $1.87 (1934) per cubic yard. Hydraulic mining started early in 1935 but the operation was apparently short lived, since only a small amount of ground was worked.

A gold bearing quartz vein on the north side of the McDougall River just downstream from Reed Creek was developed by a short adit at this time. Other quartz veins in the area are known to contain some gold.

Pyroxenite intrusions have been reported to occur in the area and are thought to be the source rock of the platinum group minerals found in the placer deposits.

The Bruce No's. 1 - 4 mineral claims were staked for E l Paso Mining and Milling Company on May 30, I973 by Kolbjorn Lovang, while employed as a prospector by this company.  The first Assessment Report for this area was written by Gerry Noel in 1974 (# 4999).  A small copper soil anomaly was defined on two lines (6N and 8N) on Bruce No. 8 claim, probably related to a small gabbroic lens in the sediments.  This is the same general area as the claims staked later by Linda Dandy (see below).

In 1981.  Ranger Oil Ltd. investigated a property to the west of Des Creek.  Marvin A. Mitchell completed an inspection and assessment Report (AR# 9297).  An option was taken on the D.A. #1 and D.A. #2 mineral claims held by Mr. James H Randa.  (This was the same property as examined by Noel in 1974). A small exploration program consisting of a geochemical soil survey and limited geological reconnaissance was performed by Ranger Oil.  The claims are underlain by the argillaceous rocks of the Paleozoic Slide Mountain Group, as described by Noel, 1974, i n his report on the property. Two gabbroic dikes were encountered with narrow discontinuous zones of silicification and carbonatization.  Pyrite was found as disseminations and fractures in the argillite.  Spot high geochemical anomalies were not related to any large system and the claims were allowed to lapse.

Also in 1981,  Ezekiel Explorations Ltd. explored the G - North claims, which straddle the McDougall River above its confluence with the McLeod River. This is several km west of the Bragg property.  Work continued in1981, 1983, and :L986.

In 1986, the federal government released a regional geochemical silt sample survey.  This data indicated a large area anomalous for many elements in the vicinity of the MAC 15-18 claims (west of the present Bragg property). Plasway National Resources Ltd. staked a large claim block in this area, but in 1993 the Plasway claims were allowed to lapse. During the course of exploration work on the Plasway property, soil sampling outlined zones of anomalous platinum and palladium values which appear to be related to mafic intrusive rocks.

In 1989-90 the property (BYT 1-3 claims) was held by Plasway National Research Ltd. (Byrun Tylor) and investigated by Mike Bradley, M.Sc. for the Golden Edge Syndicate. (AR # 20196).  Other claims which partly cover the present Bragg property were the Sol 4 and Eze claims (now lapsed).

Prospector-geologist  Linda Dandy, P.Geo., staked several mineral properties covering various showings such as the Mac 9 , Mac 10 and Dweeb claims which covered an epithermal gold showing along Des Creek.  The Chain property was discovered by  prospector-geologist David Bridge, P.Geo. by prospecting along a recently constructed logging road in July 2000.

Again, after 2000, a number of claims lapsed, except for claims adjacent to the historic placer-gold-platinum areas.  However, as a result of additional geophysical airborne surveys by the BC government (Quest Program), the area is now heavily staked and is under active exploration.

REGIONAL GEOLOGY

The Bragg Property is situated adjacent to Des Creek, which, from regional geological maps, appears to be underlain by volcanics and sediments of the Middle and Upper Triassic Takla Group. These sediments are positioned stratigraphically at the base of the rocks comprising the Quesnel Terrane, and comprise a package of slate, argillite, phyllite, fine-grained and minor coarse - grained greywacke and lesser amounots of tuff, tuffaceous siltstone, argillite and limestone or limy greywacke (Struik, 1994).

The Quesnel Terrane has been thrust on to the Slide Mountain Terrane which includes Carboniferous and Permian mafic volcanics and metamorphosed sediments. Distinction between this package of rocks and the metamorphosed Quesnel Terrane units is problematic.

The sedimentary unit is stratigraphically overlain by the Takla Group mafic volcanics.  Feeding these volcanics are ultramafic dykes which have been found south of the property, between Des Creek and McDougall River.

To the north, a Tertiary intrusive has been mapped, and this body is associated with a number of copper and molybdenum showings (Aspen, Koots, Royer, Nite, Jack) as shown on geological maps from Map Place  (see following page).

The region is cut by prominent northwesterly and lesser northeasterly faults which relate to crustal extension of the Wolverine metamorphic core complex in n the Carp Lake area 20 km  west of the property, as shown in the accompanying Figure 6.

The McLeod Lake Fault controls a northwest trending depression paralleling the Hart Highway, separating dominantly miogeosynclinal rocks to the east from allochthonous ophiolitic volcanics of the
Slide Mountain Group and island arc volcanics/clastics of the Takla Group,within Quesnellia Terrane to the west. The eastern margin of Quesnellia is cored by metamorphic and associated igneous rocks of the Wolverine Metamorphic Complex. The geology located to the west of the McLeod Lake Fault is of interest to this study.  The regional  rock units have been briefly described by Bradley (AR # 20196):

a. WOLVERINE METAMORPHIC COMPLEX (Unit ng, of unknown age) : The complex is exposed in three fault bounded windows located within Takia Group andesites and basalts, northwest of Weedon Lake and southeast adjacent to Merton Lake and in a northwest trending lens between Eaglet Lake and Redrocky Lake. The Complex includes muscovite and biotite schist, paragneiss; undifferentiated granitic pegmatite, granodiorite and rhyolite; amphibolite; garnet-muscovite and minor biotite and muscovite granodiorites. The ultimate protolith for the Complex is probably to be found in the Windemere or equivalent grit unit.

b. SLIDE MOUNTAIN GROUP (Unit Msm of Mississippian to Pennsylvanian age): Comprised principally of pillowed basalt flows and breccia, with lesser diorite, serpentinite, ribbon chert and argillite. The Group is now restricted by Struik to a band located southeast of Weedon Lake Fault and southwest adjacent to the Pinchi Fault .

c. MOUNT MURRAY INTRUSIONS: The diabase and diorite dykes of this unit do not have mappable thickness therefore have been deleted from the latest maps.

d. CACHE CREEK GROUP  (SLIDE MTN GROUP ??) (Mississippian to Triassic age): The basalt division (PPcs) is found in the southwest corner of MAPSHEET 92 J near Ellesby and in a fault panel at Salmon Valley, between the Vama Vama and Narrow Lake Faults (formerly mapped as Msm). The massive grey limestone division (PPcc) is found as a narrow, in part overthrust panel located just south of Iroquois and  Bonnington Lakes area, north of Carp Lake. Two large, west trending bands are southwest adjacent to the southern end of McLeod Lake.

e. TAKLA GROUP (Middle Triassic and Lower Jurassic age): Struik recognizes two principal facies within the Takla: i) a dominantly sedimentary facies (TrJts), located northeast of the headwaters of Hammett Creek and northwest of Agnew Point of McLeod Lake. The sediments comprise volcaniclastic greywacke, siltstone, argillite and limestone. Sediments were deposited in a back - arc basin, dstal to a volcanic edifice located in the southwest of the area) a dominantly volcanic facies (TrJt), of arc - proximal basalt, andesite, tuff and breccia. Augite porphyry basalt flows are regionally common in this division, located west of Pots Fault.

f.  INTRUSIONS:  The Takla basalts are intruded by Jurassic or Cretaceous aged (eKg) quartz diorite and granodiorite stocks located in the west center of the area near Ocock Lake and southeast of Weedon Lake.

g. RHYOLITE DYKES, dacite flows and related dykes (KTol) are found east of Eaglet Lake; along Salmon River in the northwest of the area and most spectacularly, in the sheeted rhyolite dyke/sill complex on Mount McKinnon.

A period of uplift and clastic deposition was followed by rifting and outpouring of olive basalt flows, located in the northwest and southwest of 925 and in commanding bluffs at Teapot/Coffeepot Mountains.

Struik suggests that strike-slip motion from the Northern Rocky Mountain Trench and related crustal extension in upper Cretaceous to Miocene time, generated the Tertiary basalt, sedimentary rocks and plutons, through transform plate motions.

FIGURE 6.  REGIONAL GEOLOGY

N
093O/04
093O/02
093J/13
093J/14
093J/15
093J/13
KOOTS
NITE
TERTIARY INTRUSIVE
ASPEN
ROYER LAKE
TUDYAH LAKE
PALEOZOIC SEDIMENTS
WIN
ROCKY MOUNTAIN TRENCH
CHIN
JACK
WOLVERINE COMPLEX METAMORPHICS
TAKLA VOLCANICS
SYNDICATE
McLeod Lake
RUBY
MCDOUGALL RIVER
AREA OF BRAGG CLAIMS
PLACER GOLD, PLATINUM
MCLEOD RIVER
WOLVERINE INTRUSIVES
TAKLA SEDIMENTS
SCALE BAR APPROX 5 KM
ANT

FIGURE 7.  LOCAL GEOLOGY, BRAGG CLAIMS

UPPER TRIASSIC
VOLCANICS
UPPER TRIASSIC
SEDIMENTS
N
SCALE BAR = 1000 M
580138
387547
387549
387948
584470
379234
574520
561483
561525
SYNDICATE
561522
561429
582124
564685
387520
582101
564687
582126
387521
582199
582145
386377
582140
582200
582108
386374
582147
398998
380881
380877
386375
582125
582138
561403
380882
380878
582142
582197
582135
386378
564417
386376
582120
582131
399002
582195
582112
582116
582134
MCDOUGALL RIVER

LOCAL GEOLOGY

Local geology for  the property is not well-known, but as the preceding geological plan shows, the property appears to be underlain by volcanics and possibly sedimentary rocks of Upper Triassic age.

•
The Takla volcanics occur locally  and in exposures along the McDougall River This monotonous sequence of olive green andesites is generally unaltered and unweathered Occasionally these rocks display rusty spots and where cut by quartz and calcite veinlets, and  may be stained rusty brown

•
The Slide Mountain Group sediments are seen in river cuts over the eastern end of the adjacent property These rocks are comprised of argillite siltstone mudstone limey siltstone and greywacke.  The argillite is a recessive black pyritiferous and sometimes graphitic rock often exposed as loose broken slabs and faces The siltstone mudstone is a competent laminated rock varying in colour from grey to light green The greywacke  is drab green to light grey in colour.

•	a 20 metre wide pyroxenite shear zone was reported by Hajek from the Sol 1 claim which covered part of the present Bragg claims

•	Preliminary mapping is required.

MINERAL DEPOSITS

 There are no known showings on the property, although small showings are reported to the northwest and to the west of the property.  These rock units are described on the adjacent claims:Mineral deposits known in the general area (outside of the subject claims) are described briefly below:

1.
Ezekiel Explorations obtained gold assays up to 2 5 g tonne  from calcite veins,  and sheared pyritic siltstone outcrops indicate potential for vein type and stockwork gold mineralization along a 4 km section of the McDougall River.   VLF EM conductors on strike with the gold bearing samples suggest that important mineralization may underlie adjacent till covered areas.

2.
Placer gold and Platinum Group metals have been obtained from shallow gravels along the McLeod River.  On the adjacent claims, varying amounts of gold were obtained in a number of panned concentrates taken over the property Many of the best gold concentrates were obtained along strike from or just down stream from some of the strongest EM conductors Of particular interest are the McDougall River McLeod River confluence the Bonnington Creek McDougall River confluence and the McDougall River east of Rocker Creek.  Although much of the gold is very fine most of the coarse pieces are dendritic or angular suggesting a local source

3.	Anomalous Platinum Group Metal (PGM) values were found by Hajek in an ultramafic dyke crosscutting the Triassic rocks. (AR # 168808).

4.
ANT Occurrence (southeast of the subject property)  Takla Group augite porphyry basalt flows and intercalated volcaniclastic and carbonaceous sediments are intruded by north to northeast striking,subvertical diorite dykes from 1.5 to 30m wide. The basaltic andesite and diorite host disseminated pyrite and chalcopyrite in quartz veinlets. Cominco staked the property in 1987.  A high contrast, peanut-shaped aeromagnetic high is present.  T wo creeks adjacent to the northeast yielded 2320 ppb and 1140 ppb Au in panned concentrates. Soil sampling 1.5 Km. east of the property located a northwest trending zone with continuously elevated Zn, Ag, and Hg values and Au to 120 ppb.  Of interest are: a) an angular boulder of carbonatized and epidotized basalt containing stockwork quartz vein1ets;mariposite comprises 24-30% of the rock and analysisshowed 1840 ppm As. b) 1-2 cm quartz stockwork veins in pillow basalts contained 1-245 pyrite and anomalous - 538 ppb Au.

5.
Syndicate showing (Minfile) Quartz veins in argillite of the Takla Group sedimentary facies are exposed in a creek, have a maximum width of two meters and one vein is well pyritized. The highest chip sample value was 2.4 g/t Au (0.07 oz/ton). Anomalous Cu, Pt,Pd values have been found in a sheared, sulphidized ultramafic dyke on Sol 2 claim. (south of the present Bragg claims)

6.
RUBY, etc.(Minfile).  Several quartz veins cut schistose argillite of the Takla ( ? )Group. The historical workings explored a 6-9m wide quartz outcropping containing minor pyrite and galena. Gold and silver values in the veins were low but were “fairly significant” in the country rock.

7.
Chain showings (located to the northwest of the Bragg claims).  The two areas which were hand trenchecdo ntain different trpes of mineralization. At Trench 1, the silicified limestone is cut by low angle faults which have: quartz cemented breccias along them with slickensides. These faults are cut by shear faults perpendicular to them which have quartz- ankerite - chalcopyrite - tetrahedrite veinlets parallel to them. Slickensides in the low angle faults parallel the regional northwesterly faults.  At Trench 2, the limestone is silicified in the neighbourhood of a clay altered  porphyry dyke which has yellow, banded sugary textured quartz veins in it.The exposed margin of the eqke has a breccia composed of clasts of intrusive and silicified limestone.  Fractures in the silicified limestone are stained yellow to green in colour possibly due to scorodite. Trace amounts of pyrite occur in the quartz veins.

8.
 The Jack occurrence lies 16 kilometres west of McLeod Lake and 36 kilometres south-southwest of the town of Mackenzie.  (Northwest of the Bragg claims) Diamond drilling in 1971 intersected molybdenite hosted in a quartz porphyry sill intruding Carboniferous to Permian Slide Mountain Group fragmental basalt, diorite and limestone. Detailed results of this 7-hole, 610-metre, drill program are not available.

9.
The Nite occurrence, located in the Swanell Ranges 30 kilometres southeast of the town of Mackenzie, is hosted in the Wolverine Complex.  High-grade schists and gneisses, extensively intruded by pegmatites and granitic bodies of probable Cretaceous age, comprise the Wolverine Complex, an undifferentiated high metamorphic grade equivalent of the Upper Proterozoic Ingenika Group. Andesitic volcanic, greenstone, argillite, shale, and limestone of Upper Paleozoic age are interwoven with the metamorphic rocks.  The Nite claims are underlain by hornfels, biotite schist and garnet diopside skarn halos within metasediments which are in sharp contact with a granitoid stock and associated aplite, quartz monzonite and syenite dikes. The skarns are in contact with dirty grey, recrystallized limestone. Pyrrhotite, magnetite, pyrite, molybdenite, scheelite, chalcopyrite, bornite and sphalerite are hosted in the metasediments and the intrusives. A channel sample taken from a trench through molybdenite-bearing outcrop contained 0.064 per cent molybdenum, 0.08 per cent tungsten and 0.02 per cent copper (Assessment Report 9746).

10.
Situated in the Wolverine Range, the Koots occurrence lies within the Cassiar Terrane, 35 kilometres southeast of the town of Mackenzie. High-grade schists and gneisses, extensively intruded by pegmatites and granitic bodies of probable Cretaceous age, comprise the Wolverine Complex, an undifferentiated high metamorphic grade equivalent of the Upper Proterozoic Ingenika Group. Andesitic volcanic, greenstone, argillite, shale, and limestone of Upper Paleozoic age are interwoven with the metamorphic rocks. The Koots occurrence, a sulphide-bearing skarn at the contact between a multi-phased intrusive and limy metasediments, consists of disseminated pyrrhotite, magnetite, pyrite, molybdenite, scheelite and chalcopyrite, and rare galena and sphalerite in the intrusive and metasedimentary rocks. Away from the calc-silicate skarn are recrystallized, coarse-grained, dirty grey limestones and siliceous and phyllitic argillites. The intrusive grades southward from quartz monzonite- granodiorite through to granite and alaskite. Fine-grained equivalents occur as dikes, sills and aplites in the stock and in the surrounding metamorphosed sediments. A chip sample of altered garnet schist taken from a trench gave a high assay of 3.1 per cent molybdenum (Assessment Report 9921).

EXPLORATION POTENTIAL

Exploration potential is for the above-noted types of mineralization.  The potential may be related to a prominent magnetic high that extends southwestward through the property from the vicinity of the Syndicate and Jack showings described above.

FIGURE 8.  AEROMAGNETIC ANOMALY ON BRAGG CLAIMS

muTrTsf
CmOKlc
CmOKlm
McLeod Lake
IMPSM
SDTs
uKEWmc
MAGNETIC ANOMALY
JACK
KEWpg
TrJTvb
SYNDICATE
muTrTsf
RUBY
MCDOUGALL RIVER
MCLEOD RIVER
KEWmc
KWpe
uKEWpg
PLACER MINING CLAIMS
KWpe
SCALE BAR APPROX
2000 M
uTrTls
TrJTvb uTrTls
386378

FIGURE 9.  SUGGESTED PROSPECTING TRAVERSES

379234
591266
591263
6093000
561525
ACCESS TO NW CORNER
489000
490000
591262
6092000
Suggested soil/rock
sampling traverses
491000
492000
564685
ROAD ACCESS
6091000
564687
582126
Suggested
pan samples
386374
582199
582145
582108
6090000
488000

CONCLUSIONS AND RECOMMENDATIONS

The Bragg claim were staked for their proximity to a number of mineral showings.  The property needs to be thoroughly mapped and prospected.

SUGGESTED EXPLORATION BUDGETS
PHASE I

DESCRIPTION	DETAILS	COST US $
Preparation of Base Maps, Air photos		$1,000
Prospector, Sampler	2 men x 5 days x$300	4000
Vehicle, Food Lodging		1000
Sample analysis, soils, rocks	50 soils, 20 rocks	3000
Magnetic traverses		500
Freight		200
Telephone, computer, radios		300
File work on claims,		3000
Subtotal		13,000
Contingency & GST		2, 000
GRAND TOTAL		$15,000

Further work would be contingent on encouraging results in the First Phase.

PHASE II (SECOND YEAR)

DESCRIPTION	DETAILS	COST US $
Permits		$1,000
Prospector, Sampler	2 men x 5 days x$300	3000
Vehicle, Food Lodging		1000
Sample analysis, soils, rocks	50 rocks	1000
Magnetic survey, VLF EM		3000
Freight		200
Telephone, computer, radios		300
File work on claims, Geological report		1000
Subtotal		10,500
Contingency & GST		2500
GRAND TOTAL		$13,000

PHASE III (THIRD YEAR)

DESCRIPTION	DETAILS	COST US $
Permits		$5,000
Geologist and assistant	2 men x 20 days x$400	20000
Vehicle, Food Lodging		4000
Diamond drilling	3 holes x 220 meters x $150/m	99000
Sample analyses	100 samples x $75	7500
Freight		200
Telephone, computer, radios		300
File work on claims, Geological report		1000
Subtotal		137,000
Contingency & GST		21,000
GRAND TOTAL		$158,000

respectfully submitted

B.J. PRICE GEOLOGICAL CONSULTANTS INC.

per:           .......................................................
Barry J. Price, M.Sc., P.Geo
October 3, 2008

REFERENCES

Dandy, Linda, D., 1996. Geochemical and Geophysical Report on the Mac 9 - 14 claims; Assessment Report 24512  4p.

Struik, L.C. 1994. Geology of the McLeod Lake map area (93J),British Columbia; Geological Survey of Canada, Open File 2439  18 pp.

Map 979 A - Carp Lake, B.C., Geology by J.E. Armstrong,

H.W. Tipper and J.W. Hoadley, Geological Survey of Canada, 1946. 2. Map BB-1961 - (Sheet 930) - Pine Pass, B.C., Geology by

J. E. Muller, Geological Survey of Canada,Map 1204 A - McLeod Lake, B.C, Geology by J. E. Armstrong,

H.W. Tipper, J. W. Hoadley and J. E. Muller, Geological Survey of Canada, 1968,

Noel, G.A., - 1974 Assessment Report No. 4999, Geological and Geochemcial Report on the Bruce Claim Group, Cariboo M.D., British Columbia.

Armstrong, J.E., Tipper, H.W., And Hoadley, J . W . , 1946; Geology, Mcleod Lake, British Columbia, Geological Survey Of Canada, Map 1204a.

Bosher, J0a.I Evaluation Report On The: Mcleod Prospect, Mcleod River, British Columbia, 1989; Unpublished Internal Report For Plasway National Research.

British Columbia Minister Of Mines Annual Reports, 1933 And 1934; Mcleod River Area.

Dandy, L., 1989; Placer Testing Report On The Mcdougall River Property: In-House Report For Arbor Resources Inc.

Montgomery, J.H., 1981; Mcdougall River Gold Prospects: Engineer's Report .
Tv

Muller, J.E., And Tipper, H.W., 1961; Geology, Mcleod Lake, British Columbia, Geological Survey Of Canada, Map 1204a.

Richards, G.G., 1986; Report On The Mineral Potential Of The Mcleod Prospect: Engineer's Report.

Struik, L.C. And Fuller, E.A., 1988; Preliminary Report On The Geology Of Mcleod Lake Area, British Columbia: In Current Research, Part E, Geological Survey Of Canada, Paper 88-Ie.

Struik, L.C., Britsh Coluumbia Geological Survey 1989; Regional Geology Of The Mcleod Lake Map Area,  Columbia: I N Current Research, Part E, Geological Survey Of Canada, Paper 89-1e.

Troup, A.G. And Dandy, L., 1983; Geology,Geochemistryandgeophysics Report On The G North Property: Assessment Report.

Wong, C. And Troup, A.G., 1981; Geology, Geochemistry And Geophysics Of The G-North Property: Assessment Report.

Bridge D., 2001, Geological, Geochemical and Geophysical report on Snow 1-4 Claims. Assessment report 26,461.

Bridge D., 2001, Geological, Geochemical and Geophysical report on Chain 1-4 claims. Assessment report 26,462

Brown R.F., 1988, Report on soil geochemistry and line-cutting. Assessment report 18,157.

Cooke D.L., 1991, Report on Geochemistry and Geology of the Cato 1 &2 claims. Assessment report 21,753.

Dandy, L., 1989 – Geological, Geochemical and Geophysical Report on the G-North and Plasway Properties. Assessment Report 19,329.

De Carle, J., 1987 – Report on Combined Helicopter Electromagnetic, Magnetic and VIF-EM Survey, G-North and Plasway Properties. Assessment Report 16,269

Faulkner R.L., 1980, Report on the Geology of the Koots-1 claim, Assessment report 8,775.

Faulkner,1981, Report on the geology of the Koots 1, Sean -1, Windy-1 claims: Assessment report 9,921.

Faulkner R.L, 1981, Report on the geology of the Nite-1 claim, Assessment report 9764. Gatey, K., - Testing and Work Report, McDougall River, BC

Geological Survey of Canada – Maps 979A and 1204A

Geological Survey of Canada – Aeromagnetic Maps 1563E, 1562G, 1572G and 1573E  Holmgren, L. and Kowalchuk J.M., 1987; Geology, Geochemists and Geophysics, Report on the G-North Property. Assessment Report, 15,879

Konings, M.N., 1984; Airborne Electromagnetic and Magnetic Survey Report on the G-North Property. Assessment Report 13, 215

Kruchkowski E., 2002, Report on Geology and Testing of Claim Holdings Owned by McDougall River Sindicate.

Kruchkowski E., 2006; Report on drilling on Nickel-1 claim, Assessment report

Kruchkowski E., 2007; Report on Geochemical Sampling on Carp Property, Assessment Report.

Minfile Mineral Inventory

Minister of Mines and Petroleum Resources – Annual Report 1932, pages A88-91

Minister of Mines and Petroleum Resources – Annual Report 1933, pages A 100-105

Minister of Mines and Petroleum Resources – Annual Report 1936, pages C31-33

Montgomery, J.A., 1986 – Report on the McDougall River Placer Gold Prospect

Richards, G.G., 1986 – Report on the Mineral Potential of the McLeod Prospect. Assessment Report 16,880.

Taylor, 1973; Geology, geochemistry and ground magnetics of the Nick 1-8 and 21- 26 claims, assessment report 4,706.

Troup A., 1981, Geochemical, Geological and Geophysical report on G-North Property Assessment report 10,231.

Troup A. and Darby L., 1983 – Geology, Geochemistry and Geophysics Report on G-North Property. Assessment Report 12,164

Troup A., Freeze J.C.,1985; Report on Geochemical, Geological and Geophysical work on G North claims, Assessment report 13,750.

Walcott, P.E., 1990 – A Geophysical Report on Magnetic and Electromagnetic Surveying – MacLeod River area. Assessment Report 19,930.

CERTIFICATE OF BARRY J.  PRICE, B.SC., M.SC., P.GEO.,

B.J. PRICE GEOLOGICAL CONSULTANTS INC.
Ste 1028 - 470 Granville Street, Vancouver BC., V6C 1V5
TEL: 604-682-1501          FAX: 604-642-4217
bpricegeol@telus.net

I, BARRY J.  PRICE, M.SC., P.GEO. , do hereby certify that:

I am President of: B.J. PRICE GEOLOGICAL CONSULTANTS INC., Ste 1028 - 470 Granville Street, Vancouver BC., V6C

I graduated with a degree in B.Sc., and M.Sc., from the University of British Columbia 1965 and 1972 respectively.

I am a member [fellow] of the Association of Professional Engineers and Geoscientists of BC (APEGBC).

I have worked as a geologist and consulting geologist for a total of 43 years since my graduation from university.

I am responsible for the preparation of all sections of this report  titled   Geological Report, Bragg 1 And 2 Claims, Mcleod River, Mackenzie B.C., Omineca Mining Division, Prepared For: Jrc Exploration Ltd.

I have not visited the subject property but have relied on past reports by experienced personnel.

I am not aware of any material fact or material change with respect to the subject matter of the  Report that is not reflected in the  Report, the omission to disclose which makes the Report misleading.

I am independent of the issuer and have no interest in the property or in the securities of JRE Exploration Ltd. or any related company.

This report, although prepared with care, is not intended to be a Technical Report under NI 43-101 in Canadian jurisdictions.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 3rd Day of October , 2008
[Missing Graphic Reference]

________________________________
“Barry J.  Price, M.Sc., P.Geo”.,
Consulting Geologist.